UNITED STATES

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SCHEDULE 14A

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This filing contains a transcript of a telephone call hosted by Strategic Realty Trust, Inc. on November 22, 2013. A recording of the call became available for replay on the same day.

Important Additional Information:

SRT has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”). Shareholders are urged to read the definitive proxy statement and other publicly-filed proxy materials as they become available, because they contain important information. SRT, its independent directors and its executive officers are, and SRT Advisor, LLC and Glenborough, LLC may be deemed to be, participants in such solicitation. Stockholders may obtain additional information regarding such participants and their interests from the definitive proxy statement and other publicly-filed proxy materials as they become available and from SRT’s periodic reports filed with the SEC. SRT’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.

Forward Looking Statements:

This material contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this material. Factors that could cause or contribute to such differences include, but are not limited to, the outcome of litigation that may be associated with the hostile takeover attempt and difficulties and delays with property dispositions. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Final Transcript

STRATEGIC REALTY TRUST: Strategic Realty Trust

November 22, 2013/10:00 a.m. PST

SPEAKERS

Andrew Batinovich – CEO, Strategic Realty Trust

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the Strategic Realty Trust Conference Call. At this time all participants are in a listen-only mode. (Operator instructions.) As a reminder, this conference is being recorded.

Before we begin the call I would like to inform you that this is being recorded. And I’d also like to remind everyone that this call contains certain forward-looking statements that are subject to risks and uncertainties, including those described in the Company’s 10-Ks and 10-Qs, and the original prospectus and other filings with the SEC, which could cause actual results to differ materially from those projected. So we caution you to consider those factors in evaluating our forward-looking statements.

I would now like to turn the call over to your host –

(Audio cuts out)

A. Batinovich	Okay. Good morning and good afternoon, everybody. My name is Andrew Batinovich and I’m the CEO of Strategic Realty Trust. As you know, Glenborough and its affiliates were brought in, in August, to start doing the property management and advisory work for Strategic Realty, and we’ve been on the job since mid-August.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

A couple of housekeeping things, first, on Tuesday there is an investor call for shareholders. If you need any of the information for that it will be on our Web site, or call, and I think we’ve sent it to all of you already. I know everybody’s a little tired of all of the mud slinging, I know we’re certainly tired of it, unfortunately, we have to talk about a little bit of that today. When people say things that aren’t true about you aren’t true you have to object, and our job is to protect the shareholders, so we’re going to do that.

Let’s talk first a little bit about TNP, well, the Friends of Tony Proxy, with the orange card, the questions is, what are they trying to do? They basically want to replace the Board and bring Thompson back in as the advisor and the manager. In their e-mails they try to say differently, they say that he will not be a director, he will not be CEO, but they’ve never said he won’t be the property manager, they’ve never said he won’t be the advisor. In fact, on page 13 of their proxy it talks about TNP coming back to be an advisor and a property manager. So, again, half-truths, not full truths, misstatements, the plan is on their side to bring him back. We don’t want that. Your Board doesn’t want that. Most shareholders I talked to, and advisors I talked to, don’t want that. What they want is a dividend and they want to move forward.

We do have an annual shareholder meeting that has been scheduled for January 10th subject to TNP finalizing the investor data file transfers and the audit for the new transfer agent. As you know, we’ve had a very hard time getting the shareholder and broker rep information from Thompson, we did have to sue in order to get that, and there’s still a court proceeding in Delaware on that. The transfer agent is still waiting for some things, they’re working on getting everything done, but hopefully it will be done in time, and the meeting will be January 10th.

What I do want to address is that had one rep who said, well, wait a minute, you sent letters to the investors a few months ago so you must have had a shareholder list. We did have a shareholder list that was incomplete. We received it earlier in the year, and it was in Excel, it was un-auditable and certainly was not anything that a new transfer agent could have used to, one, certify it as the proper one, or to certify an election, so I just wanted to address that point. There is no need for a special meeting, we don’t need two proxies, two battles, the cost of all those, that is just a waste of money.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

One thing to note in the TNP proxy that they put out for this special meeting, if they’re successful it says that they will charge $925,000 to the REIT for all their costs, or up to $925,000 for all their costs, that’s on page eight of their proxy, you might want to look at that. Let’s talk about what’s really going on here. Thompson and his friends have consistently tried to blame the Board for all of his mistakes while his company was the advisor. Think about this, if you had a Fidelity mutual fund, or a Franklin Templeton mutual fund, and it was performing terribly, would you blame the three independent directors of that mutual fund, or would you blame Fidelity and the portfolio manager? You certainly wouldn’t blame the independent directors. But that’s how he’s trying to shift the blame from themselves to the directors.

Let’s think about this, FINRA has charged Tony Thompson with misleading investors in a number of his sponsored investments in the prospectuses, even in proxies related to those. The company’s auditors have said that they refuse to rely on any rep letters from him, and if you think about this, what makes you think that he is telling the truth this time. And so what we’d like to do today is talk a little bit about the truth behind each of his claims and his shareholder group’s claims. What I am talking about today is being posted on the Web site, and remember, the Web site is srtreit.com, and we will have much of the answers to these questions that I’m going to answer today, we will have them on there, we will have the documents to prove exactly what we’re saying posted on the Web site.

Let’s talk about the second question we get from people is, what did the Board do with the Maryland unsolicited takeover act, what was it and why? The company, as you know, is a Maryland REIT, incorporated in Maryland, and Maryland has a law that protects companies and shareholders from unwanted takeover attempts, and in this case it certainly made sense. The goal, by adopting it, it staggered the Board and changed the limit to 50% for a special meeting, among other things, and it was done for the Board for the simple reason of protecting the shareholders, saving costs, creating stability, and at the same time trying to keep Mr. Thompson out. He is suing the REIT for $10 million, and that’s not a good thing, and from a stability standpoint it is important that the REIT move forward.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

This whole proxy battle does cause uncertainty for us with our auditors, with our banks, with future lenders. We have debt coming due next year, next year in October, that needs to be refinanced, and it could be refinanced sooner and at potentially a rate of savings. It’s hard to do these things when people don’t know who the advisor’s going to be. There are a lot of people we’ve talked to who do not want to do business with this company if we’re not the advisor, or if Thompson is the advisor, TNP. So it is important that we end this thing as fast as we can to create stability, to get the dividends restarted, and to continue the dividends.

And the other reason was that just the amount of misleading statements and half-truths in the proxy on the other side, I mean, our investors need time to understand what the facts are. Investors need to know what is real and what is not, and there’s a lot in those proxies and in those e-mails that is absolutely not real and we’re going to talk about it today.

We are sending out a response to the proxy, it’s called a revocation proxy, and it will have a blue card, and we will be looking for shareholders to sign the blue card and send it in, and that will do one of two things. One, it will just tell you that if for some reason you had accidentally signed an orange card and wanted to revoke it, that would do that; otherwise, it would show support for management. The solicitation firm that the REIT is using is MacKenzie Partners, and if you look on page 27 of the proxy the cost is not to exceed $75,000, not $925,000 as in the TNP proxy.

I want to talk a little bit, before we get into the he said/she said part, move to the third quarter letter that we sent to the shareholders this week. The number one issue of course is the dividend, what are the dividend prospects, and things are right on track, as we talked about. We have been talking about being in a position for the Board to vote on a new dividend at the end of this year. We are on target for that. We have made progress with sales of properties and also in our discussions with KeyBank. So, we are hopeful that that will happen before the end of the year, that the sales that we need to do will be closed, and that the restructure with Key will be done. We’ve already closed one of the sales with Willow. The other two properties are in escrow under contract and moving forward. Also, the prices are good, there are no fire sale prices, they were fully marketed deals, and the prices are satisfactory and in some cases good. They are not fire sales.

The other thing that’s pretty interesting on the takeover part is the property operations part of the letter that we sent out. I wanted to make sure that you’re aware of those things. I don’t think that there had been a lot of discussion about the problems with Fresh & Easy and the problems with Ralph’s at Morningside, and so those are self-explanatory. But the good news with Fresh & Easy is at least we have a lease at each property right now, the one at Topaz is closed, but we are getting rent. The one at San Jacinto is open and operating, and that’s moving forward. Ralph’s at Morningside, they closed their store early in 2013 but have continued to pay rent. We are working with brokers to try to find a substitute tenant and see what we can do with them on that front. Other than that, the anchor tenants are fine, but those two are problems right there.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

Moving forward on the occupancy and leasing front, if you look in the letter there was a table in the back, but the occupancy of the properties, the 19 properties as of September 30th, was 86%. And if you go back and you look at the occupancy of each property at the date of purchase, adjusted for sales of PADs, the original occupancy was 86%. Since that acquisition of all those properties the net increase in total occupancy for the portfolio adjusted for PAD sales is about 4,900 square feet, so essentially flat. We think we can do better. Currently our leasing pipeline is looking very strong. We did a comprehensive review of all of the brokers and leasing programs at the properties, and of the 11 properties with the lowest occupancies, below the mid-90s or so, we replaced five of the leasing teams, and with the other six we’re working closely to make sure that they’re doing their job.

As for tenant renewals, we have about 15 leases totaling 37,000 square feet in negotiation now, and on the new tenant side we’ve got about 14 potential new leases, with almost 50,000 feet. That is a good pipeline, again, for us having been on the job for about three months. If all of this leasing activity were to close, we could see close to a three percentage point increase in the occupancy, up to almost 89%.

We’ve also made a number of changes in the leasing process, the legal process for getting the leases done, and on the property management side we’ve made progress on a number of fronts. We’ve reduced the uncollected rents, or the accounts receivable, by 36%, from $2.2 million at June 30th to $1.1 million at September 30th, and we expect further reductions in the future. We’ve updated the delinquent state filings with penalties of the property owning subsidiaries so that the entities would be in good legal standing. That enables us to actually commence legal actions against tenants for rent collection or eviction. When we got in we wanted to evict a few tenants and found out that the property owning subsidiaries were not in good standing in their states.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

We have filed law suits. We have evicted some tenants already. In addition, the overall accounts payable have been reduced by $2.5 million. This is a big number, and I’ll talk about it here. One of the questions I’ve gotten from investors and also from reps is, okay, if we haven’t paid a dividend this year where is the cash flow going, what’s happening with the cash flow? This is one place where it’s going, we’ve reduced the accounts payable by $2.5 million, and that is a big number. A lot of the property vendors were not being paid on a current basis, payables were three and four months old, there were late fees, penalties, and now we’re avoiding all of that, so that’s a positive. And the vendors are much happier and providing better service now too.

If we give you an example of one of the properties, because I think it hits home on some of the problems we’ve found, but also some of the solutions that we’ve delivered, at Constitution Trail. And interesting, this is a property that had a Torchlight loan, Torchlight was the Lahaina lender, the Torchlight loan is completely different on this one, very traditional first mortgage and a very normal mezz loan and non-recourse, and no pre-payment penalties at this point on either loan. Also, there’s an opportunity to refinance it right now. The Torchlight second is at 15%, so we’d sure like to refinance it. The problem is the proxy battle. The proxy battle is going to keep lenders on the sidelines until that’s solved, but we do need to refinance that by October, and it would be nice to do it sooner and save some of that 15% interest.

It might have been a problem to finance that if we hadn’t started cleaning up all these things we found when we got there. Number one, we reduced the accounts receivable by 55%, from $730,000 to $330,000 as of October 31st. We’re working to move that to a more reasonable level.

We found that a health club tenant there had not paid rent since December of 2012 and owed over $70,000, and according to the former property manager at Thompson National Properties she was “awaiting approval from corporate to pursue with default notice through a lawyer.” We’ve already evicted the tenant, and a final settlement is pending with the former tenant. We currently have a lease draft out for review with a new franchisee for the health club to re-open a location.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

We found a restaurant at the property that had not paid rent since September 2012, owed over $40,000, again, the same response, “waiting for corporate to pursue, do a default notice through a lawyer.” The tenant continued to operate without paying rent until Glenborough assumed management. The tenant has now resumed making payments, has decreased the balance, and we’re monitoring closely because we’re not sure if they’re going to make it. But we’re going to make sure that at least they’re paying what they can before we make a final decision.

A national fast food hamburger chain franchisee had stopped paying rent, owed over $38,000 when we showed up, and after numerous discussions with the tenant we have gotten them to pay the entire delinquent balance and they’re now current on their rent.

There was a wireless phone store at the property that had owed rent for nine months, and the former manager claimed that the business had been sold but she was still waiting for the paperwork. We researched the situation and found out in fact the tenant had assigned their lease to another operator in February of last year, and we were able to work with the former tenant and get a settlement. We’ve gotten a sizable amount of money in cash already, they’re on a payment plan for the rest, and we have the space back and we’re working on that.

Also, with the anchor tenant there, Schnucks grocery store, which is the second largest tenant in the portfolio, there are two locations, they’re also in St. Louis, they have been working at the property since 2009 to get their common area maintenance billings straightened out. They’ve had significant problems, they have not been able to resolve it with the original developer, with the lender, with Thompson, and we have been able to work with them to reconcile those. And in fact they have said to their real estate department, that Schnucks has said to us that “Glenborough is the best thing that’s happened to Constitution Trail since its inception.”

The reason I went through that property is there’s a lot of different things going on there, I mean, we have the debt issue, we have the management issues, and we have a lot of different things to show there. There was another tenant that was in bankruptcy, it was a clothing store, I believe, they were in bankruptcy, they had owed a bunch of money, and in talking to the property manager when we took over they said, well, they’re bankrupt so there’s nothing to get.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

Well, when we inspected the property we found out that they were actually selling merchandise and inventory out of that location. The clothing store that went under had multiple locations, consolidated their goods in this location and was selling them in bankruptcy. Well, there should have been a claim for administrative rent filed with the court sometime ago, I believe they filed bankruptcy sometime in early or mid 2012, but there had been no claim filed for administrative rent. We did file a claim for administrative rent and we were able to get $50,000 paid before they closed up and sold the last of the inventory. Had a claim been filed earlier, it’s possible that we could have had more money. But anyway, the reason I go through those is I think it just shows you the progress that we’re making cleaning up the portfolio moving forward.

And then let’s talk a little bit about Lahaina, I think that’s obviously a big thing in the quarter to talk about the Lahaina property. The third quarter financials do reflect the transfer of the Lahaina property back to the lender. The total loss with the extinguishment of debt was $5 million, and the facts are that had the Board not taken this action that the potential losses to the company could have reached $15 million or more, and additionally a protracted legal battle with the lender could have paralyzed the company, and in a worst case scenario could have led to a fire sale liquidation of the company. There were serious, serious problems with the loan on that property and serious problems with the real estate on that property too.

Let’s talk about the real estate side of it. We’ve talked a lot about the loan in the past, I will hit that again, but seriously on the real estate side there were issues. The two largest tenants there were Barnes & Noble – and let me, I want to back up one second and go over one thing here. On the latest little press release from the shareholder group, Mr. Thompson and Mr. King and their friends, they claim that they’ve investigated all these things and they’ve investigated the Lahaina thing, and they’ve said that this was a great property and that there was a lender appraisal for $37 million, and just a fantastic piece of property. They said Torchlight was the same lender that did the Constitution Trail deal. They didn’t bother to say though a completely different structure. As I said before, on Constitution it’s non-recourse, no pre-payment penalties now; this one, big pre-payment penalties and recourse.

But let’s get back to this appraisal thing, they seem to focus a lot on, oh, this property’s appraisal was $37 million and they paid $31 million for it, and that makes it a great deal. You know, that’s a very simplistic approach to real estate and one that will get you in trouble. Appraisals are nothing more than a set of assumptions that may or may not happen, and it’s a mathematical derivative of those assumptions and maybe it adds value and maybe it’s not. If it was $37 million why didn’t somebody pay that today, why did it only sell for $31 million?

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

Let’s talk about some of the real problems with – and if the shareholder group really did investigate it, maybe they found these things, maybe they didn’t, but I don’t think they did. The two largest tenants are Barnes & Noble and Office Max, both of those are real problem tenants. As we know, Barnes & Noble’s main competitor, Borders, went out of business. Office Max is merging with Office Depot so they can survive. There was a very real risk that one or both of these tenants would vacate the property prior to the end of their leases, or not renew their leases, and if both of these tenants were gone the occupancy would drop to mid-60s and this thing would be worth a lot less than the loan balance of $28 million and would be a real problem. The property already started with negative cash flow, so you’ve got to lease it up. Both retailers, their sales were below national averages for their chain.

So, let me just give you an example of why this is a problem. Take Barnes & Noble, for example, 24,000 square feet, the largest tenant there, their sales at that store are about $180, $185 a square foot. Their average sales in their chain are $225 a foot for a store, so they’re significantly below their average. Their rent at the store, though, here in Hawaii is $32 a square foot, which is substantially above what they pay for rent around the country. Most of the big-box space that they rent for those bookstores around the country is generally going to be in the $15 to $18, $22 range, somewhere in that number, they’re going to be a third less for sure.

So why is that important? It’s important because it means that their cost of occupancy becomes a very high percentage of their sales. At Lahaina their cost of rent was about 17% of their sales, and that is where traditionally they’re looking at about 8% to 10%, or even 12%, so when their cost of rent is that much more of sales, it means that it’s a high likelihood that store is not profitable for them. You can get the sales information, but you don’t know if they’re making a profit.

That lease expires three months after the loan matures. The loan would have matured in 2017 that they put on with Torchlight, that lease expires three months later, and the tenant didn’t have to give you notice until about three months before the loan matured, so you don’t know whether they’re going to renew or not. So, when do you sell that property? You’ve got to wait and find out if that tenant’s going to stay. Retail tenants like this tend not to tell you what they’re going to do until the last possible minute. That’s the way these things work.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

Now, if you think about this, they’re not necessarily going to close the store either because if they’re losing $10 a foot on that store they’re going to keep it open. Why? Because if they close it it’s going to cost them $32 a foot in rent, right, so they’re better off keeping a losing store open until the end of the lease. They’re not going to tell you they’re going to close it in the future, because they don’t want to tell their employees. They’re not going to tell their employees today they’re going to close the store in five years. They’re just going to do it. So the odds are that store will close. As a matter of fact, if you read the analyst reports they expect 50% of all Barnes & Noble stores to close in the next five years as their leases expire. The CEO of Barnes & Noble had publicly said he expects to close over a third of their stores, so when you look at the odds of this thing renewing, it’s very low, a very low chance of that one renewing.

If you go to Office Max, 18,000 square feet, and their sales here were actually a little higher than the national average. They were at $210 a foot. This chain was about $200 a foot average. Again, though, the problem is their rent was $37 a foot here, and that’s probably close to double what they pay around the country, so they were paying close to 19% of their sales in the form of rent. That, again, makes it harder for them to be profitable.

In fact, in 2010 Office Max asked the former owner of the Lahaina Center for a rent reduction, and the rent reduction was granted, a 27% reduction in rent because the sales weren’t supporting the business just because the rent’s so high there. That lease is problematic too. It does not expire until March ’19, and that is a year and three months after the loan expires, so if you’re selling it at loan maturity you’ve got a one year lease left and you don’t know if the tenant’s going to stay or go.

Office Max also has a new prototype. They also have 5,000 and 10,000 foot stores that they’re opening now, this one’s 18,000, and analysts expect them to close 20% of their stores or more, or downsize, so pretty high likelihood that this store will close or downsize also. Given the fact that this was a recourse loan, that becomes a significant risk that if they leave early and the value drops below the debt, you’ve got to not only make up the debt part, but you may have a pre-payment penalty on this loan, so it was a real problem. And if either of these tenants leave, you have to think about this, this is an island that has 150,000 people on it, there are not a lot of large tenants running around there.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

So, if you look at the appraisal, which they like to tout, the $37 million appraisal, what’s interesting about it is in there they have all the sales per foot numbers, they tout those and they mention the fact that they’re too high, that the rent as a percentage of the square foot of sales is too high, they highlighted two tenants, Hawaii Golf and Melting Pot, and said at that point in time of the appraisal that their rent looked unsustainably high to their sales. And in fact both of those tenants blew out within, in fact, one of them blew out even before the property closed and one blew out a few months later, and so we do think the same thing could happen with the two big tenants.

In addition, there were just a number of problems with the loan. I mean, if you’ve got problems with the property, it may have been fine for somebody who wanted to buy it debt free and sit on it for 50 years, but for this company that’s supposed to turn it over and sell it in a few years and was concerned about cash flow and dividends and all of these things, it’s not the right property with this loan. The $29 million loan, as we know, from Torchlight was at an interest rate of 11% and was just a major, major problem.

Let me talk about the next part of that. The question has been brought up that did the directors know about all of this, what did the directors know about the purchase. The directors have said that they believe they were misled by Thompson National Properties on this, and of course the Ron King shareholder group claims they have investigated it and determined that, no, they knew all about it, which we don’t believe is true based on the documents we have, which we will be posting. The Board does believe they were materially misled by the Lahaina acquisition and how it affected not only the KeyBank loan but also they were misled on the Lahaina loan itself.

The independent directors were given an e-mail on October 3rd and there was an e-mail, it was from James Wolford, the CFO of Thompson National Properties, and he told the independent directors that we do meet the loan covenants under the KeyBank line of credit with the acquisition of the Lahaina property based on yesterday’s Board meeting. We will be putting a copy of that up along with a copy of all of the analysis on the Web site. We do know that the purchase of Lahaina on a pro forma basis violated three loan covenants in the KeyBank loan, it violated the total leverage, the interest coverage, and it violated the debt service coverage, or fixed charge coverage, and in all cases that’s foreseeable when you look at the math.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

In respect to the Torchlight loan, the acquisition brief had a completely different loan structure than what actually was placed on the property at closing, there were significant differences and the undisclosed loan terms were materially detrimental to the company. The actual interest rate was 11% instead of the 8.33% shown in the acquisition presentation. That equates to a $3.7 million difference in interest over the loan term. The acquisition brief did not say that the loan was effectively full recourse, as opposed to the standard non-recourse loans used by the company. The company could not pre-pay the loan by refinancing or selling the assets due to the punitive yield maintenance provisions that would have required a fee of approximately $12 million in excess of the loan balance for a payment for foreclosure in July of 2013. The acquisition presentation called for a first loan with no pre-payment penalties after 24 months, while the actual loan was 1.5x the loan amount, was a pre-payment penalty, it started off at $14 million and declined over time.

The acquisition presentation did not discuss the cross-default provisions with Thompson National Properties, nor the default on a sale of the Thompson stock, so basically if Thompson National Properties had filed for bankruptcy this loan would be in default, the lender could call it, and the pre-payment penalty, so had it been in July of this year it would have been a $12 million pre-payment penalty on top of the $28 million loan balance. And if Thompson sold any stock that is owned in the REIT, just sold it, the loan would be in default. These are things that the REIT would have no control over and it’s not the type of loan that should be there, and it was not disclosed in the original term sheet in the acquisition brief.

Let’s talk about the KeyBank line, too. We do know that the default was caused by the acquisition of Lahaina, and it’s a fact that the leverage covenants at September 30th were all met. The compliance certificate at September 30th, before it was bought, September 30, 2012, the compliance certificate showed that all nine covenants were met and the property was bought about a month later, at the first part of November. And at that point that took the leverage ratio from 73% to 76%, while the covenant was 70% at that point, it violated the leverage covenant, it violated the interest coverage ratio, and it violated the fixed charge coverage ratio.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

So the claims in the shareholder e-mail here are not true. Here it says, and Thompson has said this before, it says in late 2012 TNP provided a financing solution of the Lahaina credit and securitizing some properties to solve the KeyBank problems, completely off base. What happened was in December of 2012, and actually Thompson has said that, has said its December 2012 in other press releases, in December 2012 Thompson National Properties approached the Board with a plan to refinance the Key debt, but it was already in default. You can’t say avoid the default, it was already in default, it went into default in November, and the plan had some serious problems. They wanted to take three of the properties in the KeyBank loan, they wanted to securitize those with long term debt, which would have significantly reduced the financial options of the company of having properties that could be sold or refinanced by putting long term debt on them, and they wanted to provide a $2,750,000 line of credit, they wanted to arrange that.

And so the line of credit that Thompson wanted to bring in was at an effective rate of 19%. We have the documents, we have the draft loan documents, and those will be part of what we’ll be posting. It appears that the draft note was an affiliate of Mr. Thompson and his companies. The effective loan rate was 19%. It was a 15% interest rate on the drawn funds, 7.5% interest rate on the undrawn funds, an origination fee of 1%, an advance fee of 1%, and it was a six month loan so that equates to 4% a year for that, a 19% interest rate, not to mention a number of onerous covenants on top of that as you can see in the loan agreement that accompanied it.

The Board turned down that whole proposal for logical reasons, borrowing money at 19% to pay off a 6% loan didn’t seem to make a lot of sense, and to have all of those restrictive covenants and to put long term financing on other assets when the company needed to de-lever, so acting in the best interest of the shareholders the Board rejected his proposal. It is clear that the purchase of Lahaina caused a number of problems. If the loan was not disclosed to the Board the loan actually did cause the KeyBank problem and the statements of Mr. Thompson and his group ... are not 100% accurate, there’s a lot of problems in there, and they’re trying to blame that on the Board, and that’s not the case.

Lastly, I’m going to talk about fees for a second. Again, Mr. Thompson and his group are trying to attack the directors over directors’ compensation and the real story there is trying to take it off their own compensation. Since the REIT was formed, TNP and its affiliates have received $32 million in fees and reimbursements. That’s a lot of money. But they want to argue about a director who maybe made $115,000 or something. The directors’ fees, let’s go over this one more time, here’s the real story, the directors’ fees in 2011 were $354,000. In 2012 they were $454,000. This is total, all directors, all cash, all stock, and this year they’ll be around $350,000.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

So let’s look into this, what claim did this group make? Well, they made the claim that the directors’ fees went up by a certain percentage. If you look at their proxy Web site and you dig into the numbers, basically they took five months of 2012 cash payments to five months of 2013 cash payments not counting, so they took out stock compensation, they took five months of one year and compared it to five months of another year, I mean, that’s what they had to do to distort the numbers to get them to come out to where they wanted to come out, they wanted to show them going up, so they had to just distort them. The facts are, if you look at a total year, all of 2012 to all of 2013, it’s going down from $454,000 to about $350,000 back to the levels of 2011.

Why was it up in 2012? It was up in 2012 for really two reasons. One was there was a director switch that caused about an extra $50,000. One of the independent directors in mid-year had to become the co-CEO of the company. Why? Because the auditors found Thompson National Properties taking fees before they were due and they said they would no longer rely upon rep letters from Mr. Thompson. So therefore, one of the independent directors had to become the co-CEO so they could actually get the audit signed and keep the SEC filings up to date. So a new independent director had to be brought in. When a new director comes in, there’s a traditional stock grant. Then the one who left, that went on to become CEO eventually, left that year when he was replaced by Tim O’Brien, and what that did was when he left his remaining stock grants vested, which is a charge, so about $50,000 of that was because of a director switch, which happened mainly because of the audit problems.

So really the big thing is not whether or not a special committee was formed or whether there were meeting fees of $1,000, most boards have meeting fees, $1,000 is a typical number, let’s just look at the aggregate cost. The aggregate cost for 2013 is going to be essentially equal to 2011 when as far as Mr. Thompson was concerned everything was fine. The fact about a special committee too is that the special committee was formed to do what they’re supposed to do. Special committees are the independent directors whose sole job is to make sure the advisor’s doing a good job and to protect shareholders, so that’s what they did.

STRATEGIC REALTY TRUST

Host: Andrew Batinovich

November 22, 2013/10:00 a.m. PST

In wrapping up, I think what we want to do is ask you to get the blue card signed, tell Mr. Thompson and his group that we do not want them to come back and take over management of the REIT. We do invite everyone to look at the Web site and read the documents. And remember above all when they’re trying to put the blame on the directors that, go back to a mutual fund, do you blame Fidelity if the fund doesn’t perform, or do you blame the independent directors? We think it’s the former managers.

Most importantly, though, when we talk on Tuesday to the shareholders we’re going to focus on the future of the company, we’re going to focus on the dividend and talk about those things. We will only talk about the negative stuff if we have to. We’d like to stop doing that. But the facts are when every day there’s a new press release being put out by the Thompson group that is misleading, that is inaccurate, we feel compelled that we do have to address those. So they will be on the Web site, and we will do that.

I thank you all for listening today, and I invite you, if you have any questions please call me. I will be happy to talk to you and go through these things with you. It should also be noted too that the shareholder group of six of Thompson’s friends, who claim they did an investigation on all these items, has never called me, never asked to see any of the other documents or the other side of it. And I encourage anyone who wants to know the truth and wants to hear what’s going on, please call me. I am available for you. So at this point I’d like to say thank you for listening, and I look forward to speaking with you in the future.

Moderator	Ladies and gentlemen, this conference will be available for replay after 12:00 p.m. central time today through February 22, 2014, midnight. You may access the AT&T Tele Conference replay system at any time by dialing 1-800-475-6701 and entering the access code of 309861.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive TeleConference. You may now disconnect.